Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of financial information of guarantor and non-guarantor subsidiaries discussed in Note 21, which is as of December 23, 2010, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K filed on December 27, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
January 19, 2011